Exhibit 10.1

CATABASIS PHARMACEUTICALS, INC.

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 17th day of March, 2015, by and among Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, the Company and certain of the Investors have previously entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of October 31, 2013 and amended as of August 27, 2014 (the “Prior Agreement”);

WHEREAS, the undersigned include the Company and the holders of at least 60% of the Registrable Securities (as defined in the Prior Agreement) outstanding on the date hereof, and consequently may amend the Prior Agreement on behalf of all parties thereto pursuant to and subject to the limitations set forth in Section 6.6 of the Prior Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Prior Agreement be, and hereby is, amended and restated in its entirety as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1       “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund or another entity now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or investment advisor with, such Person.  For clarity, (a) SV Life Sciences Fund V, L.P. and SV Life Sciences Fund V Strategic Partners, L.P. (collectively, “SVLS”) are Affiliates of one another, (b) North River Investors (Bermuda) L.P., North River Investors (Bermuda) L.P., Salthill Investors (Bermuda) L.P. and Salthill Partners, L.P. (collectively, “Wellington Investors”) are Affiliates of one another and (c) Lightstone Ventures, L.P. and Lightstone Ventures (A), L.P. (collectively, “Lightstone Ventures”) are Affiliates of one another.

1.2       “Board” means the Board of Directors of the Company.

1.3       “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4       “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5       “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7       “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8       “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.9       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10                                                “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.11                                                “Holder” means any holder of Registrable Securities who is a party to this Agreement, provided, that MidCap and Square 1 (and/or their permitted assignees) shall only become Holders upon the exercise or conversion of the Warrants and execution of a counterpart signature page to this Agreement.

1.12                                                “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.13                                                “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14                                                “IPO” means the Company’s first firm-commitment underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act.

1.15                                                “MidCap” means MidCap Financial SBIC, LP, in its capacity as a holder of (i) Warrants, (ii) shares of capital stock issued upon the exercise of the Warrants or (iii) Common Stock issued upon the conversion of such shares of capital stock.

1.16                                                “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.17                                                “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18                                                “Preferred Director” means each director of the Company that the holders of record of the Preferred Stock are entitled, exclusively and as a separate class, to elect pursuant to the Company’s Certificate of Incorporation.

1.19                                                “Preferred Stock” means shares of the Company’s Preferred Stock, par value $0.001 per share.

1.20                                                “Qualified IPO” means the sale of shares of Common Stock to the public at a price of at least $1.90 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $50,000,000 of gross proceeds to the Company (before deduction of underwriters commissions and expenses).

1.21                                                “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors after the date hereof; (iii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company issued as MedImmune Director Compensation (as defined in Section 5.8), (iv) any Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock or Senior Preferred Stock (as defined in the Loan Agreement) issued or issuable upon the exercise or conversion of the Warrants; and (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (iv) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.22                                                “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.23                                                “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.24                                                “SEC” means the Securities and Exchange Commission.

1.25                                                “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions.

1.26                                                “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.27                                                “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.28                                                “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.29                                                “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.30                                                “Significant Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) upon the exercise or conversion of the Warrants and execution of a counterpart signature page to this Agreement, MidCap and Square 1 (and/or their permitted assignees).

1.31                                                “Square 1” means Square 1 Bank, a North Carolina banking corporation (“Square 1”), in its capacity as a holder of (i) Warrants, (ii) shares of capital stock issued upon the exercise of the Warrants or (iii) Common Stock issued upon the conversion of such shares of capital stock.

1.32                                                “Warrants” means (i) the warrants to purchase shares of Series B Preferred Stock issued August 27, 2014 by the Company to MidCap and Square 1 pursuant to the Credit and Security Agreement, dated August 27, 2014, among the Company, MidCap, as administrative agent and lender, and the lenders party thereto, including Square 1 (the “Loan Agreement”), as such warrants are amended, restated, amended and restated or otherwise modified and in effect from time to time, and (ii) any additional warrants to purchase shares of Series B Preferred Stock or Senior Preferred Stock (as defined in the Loan Agreement) issued by the Company to MidCap and Square 1 pursuant to the Loan Agreement, as such warrants are amended, restated, amended and restated or otherwise modified and in effect from time to time.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1       Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities then outstanding having an anticipated aggregate offering price to the public, net of Selling Expenses, of not less than $10,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least 35% of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of (so long as the Company delivers notice to the holders of Registrable Securities, within thirty (30) days after its receipt of any Demand Notice, of its intent to file such registration statement), and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b)(i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the condition or business of the Company), elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2       Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6

2.3       Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  In no event shall any Registrable Securities be excluded from such offering unless all other securities held by equity holders of the Company who are not Investors are first entirely excluded.  If the underwriters determine in their sole discretion that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is in connection with the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4       Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to an additional ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5       Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6       Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7       Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8       Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel, investment advisors and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel, investment advisors and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9       Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                                                Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 60% of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11                                                “Market Stand-off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock under the Securities Act in connection with the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter if the Company is not an emerging growth company (as contemplated by the Jumpstart Our Business Startups Act of 2012), to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors of the Company and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding shares of the Company’s preferred stock) are subject to the same restrictions.  The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 2.11 or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12                                                Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT

BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)                                  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.  Notwithstanding the foregoing, the Warrants and the Registrable Securities issued upon exercise thereof may be transferred in accordance with the terms of the Warrants.

2.13                                                Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier to occur of:

(a)                                 the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, and the distribution of proceeds, if any, to, or into escrow for the benefit of, the Company’s stockholders in accordance with the Certificate of Incorporation;

(b)                                 such time, following an IPO, as such Holder’s Registrable Securities become eligible for sale pursuant to Rule 144(b)(1)(i) under the Securities Act and a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Securities Act, has elapsed since the later of the date such shares were acquired from the Company or an affiliate of the Company; and

(c)                                  five (5) years after the closing of a Qualified IPO.

3.                                      Information and Observer Rights.

3.1       Delivery of Financial Statements.  The Company shall deliver to each Significant Investor, provided that the Board has not reasonably determined that such Significant Investor is a competitor of the Company (provided, further, that for purposes of this Section 3.1, so long as MedImmune’s primary line of business is not directly competitive with the primary line of business of the Company, MedImmune shall not be deemed to be a competitor of the Company, and no Affiliate of MedImmune shall be deemed to be a competitor of the Company unless such Affiliate’ s primary line of business is directly competitive with the primary line of business of the Company):

(a)                                 ninety (90) days after the end of each fiscal year of the Company, or as soon as practicable thereafter, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year;

(b)                                 one hundred fifty (150) days after the end of each fiscal year of the Company, or as soon as practicable thereafter, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Board;

(c)                                  as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)                                 as soon as practicable, but in any event within thirty (30) days after the end of each of the four (4) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Significant Investors to calculate their respective percentage equity ownership in the Company;

(e)                                  as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month and for the current fiscal year to date, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(f)                                   as soon as practicable, but in any event thirty (30) days before the end of each fiscal year (unless a majority of the Board, including at least a majority of the Preferred Directors then serving on the Board, consents otherwise), a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board, including at least a majority of the Preferred Directors then serving on the Board, and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(g)                                  such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Significant Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date forty-five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2       Inspection.  The Company shall permit each Significant Investor (provided that the Board has not reasonably determined that such Significant Investor is a competitor of the Company), at such Significant Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Significant Investor; provided, however, that the

Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3       Observer Rights.  The Company shall invite one representative of each of SVLS, MedImmune Ventures, Inc., Clarus LifeSciences II, L.P., Advanced Technology Ventures and Lightstone Ventures to attend all meetings of the Board, the Company’s scientific advisory board, if any, and other similar advisory boards, if any, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors or advisory board members, as applicable, at the same time and in the same manner as provided to such directors or advisory board members; provided, however, that each such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

3.4       Termination of Information and Observer Rights.  The covenants set forth in Sections 3.1, 3.2 and 3.3 shall terminate and be of no further force or effect upon the earlier to occur of (i)  the closing of a Qualified IPO or (ii) the closing of a Deemed Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation) and the distribution of proceeds, if any, to, or into escrow for the benefit of, the Company’s stockholders in accordance with the Certificate of Incorporation.

3.5       Confidentiality.  Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or pursuant to board observer rights (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, investment advisors and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, stock exchange rules or court order; provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.                                      Rights to Future Stock Issuances.

4.1       Right of First Offer.  Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Significant Investor in its respective pro rata portion as described in Section 4.1(b) below.  A Significant Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate; provided that the Board has not reasonably determined that such Affiliate is a competitor of the Company; and provided, further, that for purposes of this Section 4.1, no Affiliate of MedImmune shall be deemed to be a competitor of the Company unless such Affiliate’ s primary line of business is directly competitive with the primary line of business of the Company.

(a)                                 The Company shall give notice (the “Offer Notice”) to each Significant Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By notification to the Company within twenty (20) calendar days after the Offer Notice is given, each Significant Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Significant Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities).  At the expiration of such twenty (20) calendar day period, the Company shall promptly notify each Significant Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Significant Investor’s failure to do likewise.  During the ten (10) calendar day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Significant Investors were entitled to subscribe but that were not subscribed for by the Significant Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred and twenty (120) calendar days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)                                  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) calendar day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) calendar days after the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Significant Investors in accordance with this Section 4.1.

(d)                                 The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series B Preferred Stock pursuant to the Amended and Restated Series B Preferred Stock Purchase Agreement dated March 17, 2015 by and between the Company and certain of the Investors (as the same may be amended from time to time, the “Purchase Agreement”).

4.2       Termination.  The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of a Qualified IPO or (ii) the closing of a Deemed Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation) and the distribution of proceeds, if any, to, or into escrow for the benefit of, the Company’s stockholders in accordance with the Certificate of Incorporation.

5.                                      Additional Covenants.

5.1       Insurance.  The Company shall use commercially reasonable efforts to maintain, from financially sound and reputable insurers (a) Directors and Officers liability insurance with coverage in an amount of at least $2,000,000 (subject to increase, with the approval of the Board, to at least $5,000,000 immediately prior to the IPO) and (b) term “key-person” insurance with coverage in an amount of at least $1,000,000 (or such greater amount as may be determined by the Board) on such employees and officers deemed necessary by the Board, in each case on terms and conditions satisfactory to the Board, until such time as the Board determines that such insurance should be discontinued.  The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board.

5.2       Employee Agreements.  The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each employee to enter into a one (1) year non-competition and non-solicitation agreement, substantially in the form attached hereto as Exhibit A.  In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any stock option or restricted stock agreement between the Company and any employee or consultant, without the approval of the Board (including the affirmative approval of at least a majority of the Preferred Directors then serving on the Board).

5.3       Employee Stock.  Unless otherwise approved by the Board, including the affirmative approval of a majority of the Preferred Directors then serving on the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months and (ii) a market stand-off provision substantially similar to that in Section 2.11 of this Agreement.  In addition, unless otherwise approved by the Board, including the affirmative approval of a majority of the Preferred Directors then serving on the Board, (a) the Company shall retain a “right of first refusal” on transfers of stock by such employees and consultants until the Company’s IPO and shall have the right to repurchase unvested shares at the lower of cost or fair market value upon termination of the employment or other service relationship of a holder of restricted stock and (b) all award agreements issued under the Company’s Third Amended and Restated 2008 Equity Incentive Plan, as amended to date, or any other equity incentive plan shall provide that each recipient of an equity-based award under such plan that would result in such recipient’s holding, or being entitled to acquire, shares of capital stock of the Company constituting one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise or conversion of outstanding options, warrants or convertible securities as if exercised and/or converted) shall be bound by and subject to drag-along obligations substantially similar to those set forth in Section 3 of the Voting Agreement, dated as of the date hereof, by and among the Company and the stockholders listed therein, as the same may be amended from time to time.

5.4       Qualified Small Business Stock.  The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock held by the Investors, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company.  The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.  In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.5       Matters Requiring Investor Director Approval.  So long as the holders of Preferred Stock are entitled to elect Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board, which approval must include the affirmative vote of at least a majority of the Preferred Directors then serving on the Board:

(a)                                 make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)                                 make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board and by the stockholders of the Company in accordance with applicable law and the Company’s Certificate of Incorporation;

(c)                                  guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)                                 make any investment inconsistent with any investment policy approved by the Board;

(e)                                  incur any indebtedness in excess of $100,000 that is not included in a budget previously approved by the Board, other than trade credit incurred in the ordinary course of business;

(f)                                   hire, terminate the employment of, or materially change the compensation of, an executive officer, including approving any option grants or stock awards to an executive officer;

(g)                                  change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h)                                 sell, assign, license, pledge, or encumber any material technology or intellectual property of the Company, other than licenses granted in the ordinary course of business;

(i)                                     enter into any transaction or business arrangement involving the payment, contribution, or assignment by the Company of money or assets in an amount greater than $1,000,000; or

(j)                                    otherwise enter into or be party to any transaction with any director, officer, or employee of the company or any “associate” (as defined in Rules 12b-2 promulgated under the Exchange Act) of any such Person, except for (A) transactions contemplated by this Agreement, the Purchase Agreement and the Transaction Agreements (as defined in the Purchase Agreement) as in effect on the date hereof or amended in accordance with the terms hereof or thereof, as applicable, and (B) employment compensatory transactions with officers made in the ordinary course of business and approved by the Board or a committee thereof or employment compensatory transactions with non-officer employees made in the ordinary course of business.

5.6       Board Matters; Committees.  Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least four times a year in accordance with an agreed-upon schedule.  The Company shall reimburse the non-employee directors and each Board observer appointed pursuant to Section 3.3 of this Agreement for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy, if any) in connection with attending meetings of the Board (including any committee thereof) and other meetings or events attended on behalf of the Company.  Each Preferred Director shall be entitled in such person’s discretion to be a member of any Board committee.

5.7       Successor Indemnification.  If the Company or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys to another Person all or substantially all of the Company’s assets, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.8       MedImmune Director Compensation.  In the event that the Company pays any compensation to any member of the Board that is designated by MedImmune (each, a “MedImmune Designee”) in recognition of his or her service on the Board, such compensation (including any equity compensation) (the “MedImmune Director Compensation”) otherwise payable to the MedImmune Designee shall, upon the direction of such MedImmune Designee, be paid directly to MedImmune.  Nothing in this Section 5.8 shall create an obligation on the part of the Company to pay any compensation to the MedImmune Designee.

5.9       Termination of Covenants.  The covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of the IPO (except to the extent the Directors and Officers liability insurance policy described in Section 5.1 is contemplated to provide coverage after the closing of the IPO) or (ii) the closing of a Deemed Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation) and the distribution of proceeds, if any, to, or into escrow for the benefit of, the Company’s stockholders in accordance with the Certificate of Incorporation.

6.                                      Miscellaneous.

6.1       Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1,000,000 shares of Registrable

Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2       Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3       Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4       Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5       Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, a copy shall also be sent to Rosemary G. Reilly at WilmerHale, 60 State Street, Boston, MA 02109 and if notice is given to the Investors, a copy shall also be given to Michael H. Bison, Goodwin Procter LLP, 53 State St., Exchange Place, Boston, MA 02109.

6.6       Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Significant Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Significant Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).  Further, no amendment or waiver may be effected so as to, expressly by its terms, disproportionately and adversely affect some but not all of the Investors unless the disproportionately and adversely affected Investors have approved such amendment or waiver (it being agreed that a waiver of Section 4 with respect to a particular transaction shall not be deemed to disproportionately affect any Significant Investors, notwithstanding the fact that certain Significant Investors may nonetheless, by agreement with the Company, purchase securities in such transaction).  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7       Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8       Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9       Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series B Preferred Stock after the date hereof, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10                                                Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties (including the Prior Agreement) is expressly canceled.

6.11                                                Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

6.12                                                Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13                                                Acknowledgment.  The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company.  Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company, and an Investor shall not be deemed to be a competitor of the Company for purposes of Sections 3.1 or 4.1 of this Agreement or Section 3.3 of the Right of First Refusal and Co-Sale Agreement dated as of the date hereof solely by virtue of any such investment or participation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

CATABASIS PHARMACEUTICALS, INC.

By:	/s/ Jill Milne
Name:	Jill Milne
Title:	Chief Executive Officer

Address:

One Kendall Square,
Bldg. 1400E, Suite B14202
Cambridge, MA 02139

INVESTORS:	SV LIFE SCIENCES FUND V, L.P.

By: SV Life Sciences Fund V (GP), L.P., its Sole General Partner
By: SVLSF V, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Title:	SVLSF V, LLC, Member

SV LIFE SCIENCES FUND V STRATEGIC PARTNERS, L.P.

By: SV Life Sciences Fund V (GP), L.P., its Sole General Partner
By: SVLSF V, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Title:	SVLSF V, LLC, Member

MEDIMMUNE VENTURES, INC.

By:	/s/ Ron Laufer
Name:	Ron Laufer
Title:	Senior Managing Director

CLARUS LIFESCIENCES II, L.P.

By: its General Partner, Clarus Ventures II GP, LP
By: its General Partner, Clarus Ventures II, LLC

By:	/s/ Nicholas G. Galakatos
Name:	Nicholas G. Galakatos
Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VIII, L.P.

By: ATV Associates VIII, L.L.C.
Its: General Partner

By:	/s/ Jean M. George
Name:	Jean M. George
Title:	Managing Director

1110 PARTNERS, LLC

By:	/s/ Stephen J. Kent
Name:	Stephen J. Kent
Title:	Managing Member

MORGAN STANLEY, AS CUSTODIAN FOR THE ROTH IRA OF CHARLES N. STOLPER

By: MORGAN STANLEY, AS CUSTODIAN

By:
Name:
Title:

GEORGE MILNE AND CAROL MILNE AS JOINT TENANTS WITH RIGHTS OF SURVIVORSHIP

By:
Name:
Title:

/s/ Roger Brinner
Roger Brinner

/s/ Stephen D. Chubb
Stephen D. Chubb

/s/ Michael Jirousek
Michael Jirousek

/s/ Jill Milne
Jill Milne

/s/ Charles N. Stolper
Charles N. Stolper

/s/ Christina T. Stolper
Christina T. Stolper

/s/ L. Eric Swann
L. Eric Swann

Chris Thomajan

/s/ George Milne
George Milne

LIGHTSTONE VENTURES, L.P.

By: LSV Associates, LLC, its General Partner

By:	/s/ Jean M. George
Name:	Jean M. George
Title:	Managing Director

LIGHTSTONE VENTURES (A), L.P.

By: LSV Associates, LLC, its General Partner

By:	/s/ Jean M. George
Name:	Jean M. George
Title:	Managing Director

NORTH RIVER INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP, as investment advisor

By:
Name:
Title:

NORTH RIVER PARTNERS, L.P.
By: Wellington Management Company, LLP, as investment advisor

By:
Name:
Title:

SALTHILL INVESTORS (BERMUDA) L.P.

By: Wellington Management Company, LLP, as investment advisor

By:
Name:
Title:

SALTHILL PARTNERS, L.P.

By: Wellington Management Company, LLP, as investment advisor

By:
Name:
Title:

MIDCAP FINANCIAL SBIC, LP

By: Midcap Financial SBIC GP, LLC

By:
Name:
Title:

SQUARE 1 BANK

By:
Name:
Title:

SPHERA GLOBAL HEALTHCARE MASTER FUND

By:	/s/ Doron Breen
Name:	Doron Breen
Title:	Director

ALGER HEALTH SCIENCES FUND

By:	/s/ Lisa A. Moss
Name:	Lisa A. Moss
Title:	Secretary

/s/ Joanne Donovan
Joanne Donovan

/s/ Rick Modi
Rick Modi

SCHEDULE A

Investors

SV Life Sciences Fund V, L.P. One Boston Place, Suite 3900 Boston, Massachusetts 02108 Attn: Michael Ross	Morgan Stanley, as custodian for The Roth IRA of Charles N. Stolper c/o Charles N. Stolper 761 Lowell Road Concord, MA 01742

SV Life Sciences Fund V Strategic Partners, L.P. One Boston Place, Suite 3900 Boston, Massachusetts 02108 Attn: Michael Ross	1110 PARTNERS, LLC New Track Media Suite 2750, PNC Bank Center 201 East Fifth Street Cincinnati, Ohio 45202 Attn: Stephen Kent

MedImmune Ventures, Inc. One MedImmune Way Gaithersburg, MD 20878 Attn: Ron Laufer with a copy to: One MedImmune Way Gaithersburg, MD 20878 Attn: Legal Department	Roger Brinner 1 Avery Street, #34D Boston, MA 02111

Clarus LifeSciences II, L.P. 101 Main Street Suite 1210 Cambridge, MA 02142 Attn: Nicholas Galakatos and Scott Requadt	Stephen D. Chubb 1 Avery Street, #33B Boston, MA 02111

Advanced Technology Ventures VIII, L.P. Bay Colony Corporate Center 1000 Winter Street, Suite 3700 Waltham, MA 02451-1148 Attn: Christian Cortis	George Milne and Carol Milne as Joint Tenants with Rights of Survivorship c/o Adam Milne 7 Heron Road Mystic, CT 06355

Jill Milne 169 Mason Terrace Brookline, MA 02446	Charles N. Stolper 52 Waltham Street Lexington, MA 02421

Michael Jirousek 285 Third Street, #404 Cambridge, MA 02142	Christina T. Stolper 52 Waltham Street Lexington, MA 02421

Chris Thomajan 233 Rutledge Road	North River Investors (Bermuda) L.P. c/o Wellington Management Company, LLP

Belmont, MA 02478	280 Congress Street Boston, MA 02210 Attn: Emily D. Babalas

L. Eric Swann 65 East India Road #23F Boston, MA 02110	North River Partners, L.P. c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 Attn: Emily D. Babalas

George Milne 4049 Shore Lane P.O. Box 473 Boca Grande, FL 33921	Salthill Investors (Bermuda) L.P. c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 Attn: Emily D. Babalas

Lightstone Ventures, L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116 Attn: General Counsel	Salthill Partners, L.P. c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 Attn: Emily D. Babalas

Lightstone Ventures (A), L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116 Attn: General Counsel	MidCap Financial SBIC, LP 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attention: Portfolio Management-Life Sciences

Square 1 Bank 890 Winter Street, Suite 110 Waltham, MA 02451 Attn: David Kho, AVP With a copy to: Square 1 Bank	Sphera Global Healthcare Master Fund 21 Ha’arba’ah Street Tel Aviv Israel

406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attention: Loan Operations Manager

Alger Health Sciences Fund 360 Park Avenue South New York, NY 10010 Attn: General Counsel

EXHIBIT A

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

EXHIBIT A

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Catabasis Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and                                (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.                                      Non-Competition and Non-Solicitation.  While the Employee is employed by the Company and for a period of 18 months after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)                                 Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

(b)                                 Notwithstanding the foregoing, Section 1(a) shall not preclude the Employee from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Employee is employed, or to which the Employee provides services, is not competitive with the Company’s business (within the meaning of Section 1(a)), (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with the Company’s business (within the meaning of Section 1(a)) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Employee’s commencement of employment with the Division.

(c)                                  Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(d)                                 Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) recruit or attempt to hire, or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of 6 months or longer.

(e)                                  Extension.  If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of 12 months has expired without any violation of such provisions.

2.                                      Miscellaneous.

(a)                                 Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Obligations to Third Parties.  The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)                                  Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)                                 Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.  Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 1(a), the term “Company” shall mean and refer to the business of

2

the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(f)                                   Interpretation.  If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)                                  Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)                                 Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)                                    Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)                                 Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

3

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

CATABASIS PHARMACEUTICALS, INC.

Date:	By:

Date:
(Signature)

4